AMENDMENT NO. 2

TO

MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of August 17, 2012, amends the MASTER ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) made June 1, 2010, by and between INVESCO ADVISERS, INC., a Delaware corporation (the “Administrator”) and INVESCO VAN KAMPEN HIGH INCOME TRUST II, a Massachusetts business trust (the “Fund”).

W I T N E S S E T H:

WHEREAS, the parties agree to amend Section 8 of the Agreement to permit assignments in connection with a merger and/or redomestication of the Fund;

NOW, THEREFORE, the parties hereby agree as follows:

1.	Pursuant to Section 8 of the Agreement, the last sentence of Section 7 of the Agreement is hereby deleted and replaced with the following:

“This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder), except that the Fund may assign this Agreement, without approval of the Administrator, 1) to a successor in connection with a redomestication of the Fund and 2) to another fund within the Invesco family of funds in connection with a merger or reorganization of the Fund and such other Invesco fund.”

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

INVESCO ADVISERS, INC.

Attest:	/s/ Peter A. Davidson	By:	/s/ John M. Zerr
	Assistant Secretary	Name: John M. Zerr
Title: Senior Vice President

(SEAL)

INVESCO VAN KAMPEN HIGH INCOME TRUST II

Attest:	/s/ Peter A. Davidson	By:	/s/ John M. Zerr
	Assistant Secretary	Name: John M. Zerr
Title: Senior Vice President

(SEAL)